Exhibit 99.3

CENTERLINE HOLDING COMPANY

Dear Security Holder:

This letter is being distributed by Centerline Holding Company (the “Company”) to all holders of record of certain of its eligible securities at the close of business on February 4, 2008 (the “Record Date”) with addresses outside the United States in connection with the distribution of non-transferable subscription rights to purchase the Company’s 11.0% cumulative convertible preferred shares, series A-1 (the “Convertible Preferred Shares”). We have described the rights and the rights offering in the enclosed Prospectus Supplement dated March 7, 2008 (the “Prospectus Supplement”).

Please review the Prospectus Supplement and the accompanying prospectus for a description of the rights offering, including matters relating to the subscription rights held by foreign security holders described in “The Rights Offering – Foreign Security Holders” in the Prospectus Supplement.

The subscription rights are evidenced by subscription rights certificates (“Subscription Rights Certificates”) issued to certain record holders of eligible securities. We are not mailing Subscription Rights Certificates to holders of eligible securities on the Record Date whose addresses are outside the United States.  Instead, these Subscription Rights Certificates are being held on behalf of these security holders by Computershare Trust Company, N.A. (the “Subscription Agent”).

If you wish to exercise your subscription rights in whole or in part, you must notify the Subscription Agent before 11:00 a.m., Eastern Time, on March 28, 2008, five business days prior to the expiration time of the rights offering, unless extended by us, and establish to our satisfaction that such exercise is permitted under applicable law.  You must follow the payment and other procedures and instructions described in the Prospectus Supplement and the Instructions for Completion of Centerline Holding Company Subscription Rights Certificates.

PLEASE DIRECT QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING TO THE ALTMAN GROUP, INC., OUR INFORMATION AGENT FOR THE RIGHTS OFFERING, TELEPHONE NUMBER FOR SHAREHOLDERS (866) 745-0267 AND TELEPHONE NUMBER FOR BROKERS (201) 806-7319.

Very truly yours,

CENTERLINE HOLDING COMPANY